Exhibit 99.1

Oct. 25, 2006	CONTACTS: Alfredo Garcia — Investor Relations Phone: 832-327-8003 Richard FitzGerald — Investor Relations Phone: 832-327-2058
EAGLE ROCK ENERGY PARTNERS, L.P. BEGINS TRADING ON NASDAQ
HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) announced today the pricing of its initial public offering of 12,500,000 of its common units representing limited partnership interests at a price of $19.00 per common unit. Total proceeds, net of underwriting discounts, from the sale of the 12,500,000 units are expected to be approximately $222 million. The underwriters have been granted a 30-day option to purchase up to 1,875,000 million additional common units. The units began trading today on the NASDAQ Global Market under the symbol “EROC.”
UBS Investment Bank, Lehman Brothers and Goldman, Sachs & Co. acted as joint book-running managers for the offering. The managing underwriters included A.G. Edwards, Wachovia Securities, Credit Suisse, Raymond James and RBC Capital Markets. A copy of the final prospectus relating to this offering may be obtained, when available, from UBS Investment Bank, 299 Park Avenue, 29th floor, New York, NY 10171, Attn: Prospectus Department, Phone: 212-713-8802, Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, or from any of the other underwriters. Any direct requests to Lehman Brothers should be to the attention of Monica Castillo, monica_castillo@adp.com or by fax at 631-254-7268, and any direct requests to Goldman, Sachs should be to prospectus-ny@ny.email.gs.com or by fax at 212-902-9316.

Eagle Rock Energy Partners, L.P. is a growth-oriented midstream energy partnership engaged in the business of gathering, compressing, treating, processing, transporting and selling natural gas and fractionating and transporting natural gas liquids in Texas and Louisiana. Its corporate office is located in Houston, Texas.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these units nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of such jurisdiction. The offering may only be made by means of a prospectus.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.
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